May 1, 1997
AMT Capital Fund, Inc.
  in respect of
  Money Market Portfolio
600 Fifth Avenue
New York, NY  10020

FFTW Funds, Inc.
  in respect of
  Money Market Portfolio
200 Park Avenue
New York, NY  10166

Gentlemen:

You have requested our opinion concerning certain federal income tax consequences to Money Market Portfolio (the "Existing Portfolio"), a series of AMT Capital Fund, Inc., to the holders of the shares of common stock (the "shares") of the Existing Portfolio (the "Existing Portfolio shareholders"), and to Money Market Portfolio (the "New Portfolio"), a series of FFTW Funds, Inc., in connection with the proposed transfer of all of the assets of the Existing Portfolio to the New Portfolio in exchange solely for voting shares of common stock of the New Portfolio ("New Portfolio Shares") and the assumption by the New Portfolio of all of the liabilities of the Existing Portfolio, followed by the distribution of such New Portfolio Shares received by the Existing Portfolio in complete liquidation, all pursuant to the Agreement and Plan of Reorganization (the "Agreement") dated March 31, 1997 (the "Reorganization").

For purposes of this opinion, we have examined and rely upon (1) the Agreement, (2) the Proxy Statement issued in connection therewith, (3) representations that each of you has made to us in separate letters, and (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended
(the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Agreement and the Proxy Statement to which reference is made above.

Based upon and subject to the foregoing, it is our opinion that for federal income tax purposes:

1. The transfer of all of the assets of the Existing Portfolio to the New Portfolio in exchange solely for New Portfolio Shares and the assumption of the Existing Portfolio's liabilities, followed by the distribution of the New Portfolio Shares to the Existing Portfolio shareholders in exchange for their shares of the Existing Portfolio, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. The Existing Portfolio and the New Portfolio each will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

2. The Existing Portfolio will recognize no gain or loss on the transfer of all of its assets to the New Portfolio solely in exchange for New
   Portfolio Shares and the assumption of its liabilities by the New Portfolio, or on the distribution by the Existing Portfolio to its shareholders of the New Portfolio Shares received by the Existing Portfolio in the Reorganization pursuant to the Agreement.

3. The New Portfolio will recognize no gain or loss upon the receipt of the Existing Portfolio's assets in exchange for New Portfolio Shares and the assumption by the New Portfolio of the Existing Portfolio's liabilities.

4. The basis to the New Portfolio of the assets of the Existing
   Portfolio will be, in each instance, the same as the basis of those assets in the hands of the Existing Portfolio immediately before the Reorganization exchange.

5. The New Portfolio's holding periods with respect to the assets of the Existing Portfolio that the New Portfolio acquires in the Reorganization will include the respective periods for which those assets were held by the Existing Portfolio.

6. The Existing Portfolio shareholders will recognize no gain or loss upon receiving New Portfolio Shares solely in exchange for Existing Portfolio shares.

7. The basis of New Portfolio Shares received by an Existing Portfolio shareholder in the Reorganization will be the same as the basis of the Existing Portfolio shares surrendered by the shareholder in exchange therefor.

8. The holding period for the New Portfolio Shares received by the Existing Portfolio shareholders in the Reorganization will include the holding period of the Existing Portfolio shares surrendered in exchange therefor, provided that the Existing Portfolio shareholders held such Existing Portfolio shares as a capital asset on the date of the Reorganization.
   We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Agreement and the representations made to us.

                                              Very truly yours,
                                        						/s/ Dechert Price & Rhoads
                                        						Dechert Price & Rhoads